Exhibit 10.5

JOINT SCHOOL-RUNNING AGREEMENT

Party A: Education Bureau of Tianquan County, Sichuan Province

Party B: Changsha Huanqiu Vocational Secondary School

For the purposes of further fulfilling the Decision Concerning Further Implementation of Reform and Development of Vocational Education promulgated by the State Council, further strengthening one-to-one aiding and assistance of vocational education, accelerating the development of county economy, strengthening and magnifying the brand of vocational education, after sufficient consultations, Party A (Education Bureau of Tianquan County) and Party B (Changsha Huanqiu Vocational Education Group) make and enter into this Agreement concerning school running cooperation, as follows:

I Term of Cooperation: 15 years, from Feb 20th 2006 to July 15th 2021. When the term expires, Party A and Party B shall liquidate the school and finish the handing-over of the school, and then their rights and obligations shall terminate.

II Duties to be fulfilled and Rights to be enjoyed by Party A and Party B

1.	Party A’s Duties and Rights

1.1	The wage of Party A’s teachers and staff members continuing to be employed by Party B (including retired veteran cadres and retired persons ) shall be paid by Party A on a monthly basis. Party A shall be responsible for purchasing insurances for them.

1.2	Party A shall be responsible for the proper arrangement of teachers and staff members (recruited by Party A) in accordance with relevant regulations who are dismissed by Party B by reason of the work, and the operations of the school shall not be affected due to such dismissal.

1.3	The number of the students studying at the school shall be 800 to 1000, and Party A shall warrant providing 65 qualified state-recruited teachers and staff members to Party B. then for each newly-increased 100 students, Party A shall warrant providing 3 qualified state-recruited teachers and staff members to Party B.

1.4	Party A agrees that Party B recruit teachers and staff members on the basis of competitive selection from the county, however, those newly-recruited teachers and staff members shall be mainly consist of college and university graduates.

1.5	As Party B enlarges the scale of the school, the newly-built and enlarged houses will be equally treated pursuant to the government policy equivalent to the establishment and investment of Tianquan Middle School, and Party A shall coordinate and settle the disputes in the course of the construction.

1.6	During the term of Agreement, all the policy-based funds Party A applies for and obtains from the superior authorities shall be allocated to Party B to be used for school running cooperation. Party A shall enjoy the supervision power over the use of policy-based funds from the superior authorities, the use and availability of capitals invested by Party B and the school operations.

1.7	Party A shall be responsible for settling the creditor’s rights, debts and outstanding problems occurred to Tianquan Vocational High School before the cooperation ( the debts incurred by the newly-built teaching buildings shall be settled through both parties’ mutual coordination and in accordance with relevant agreements.)

1.8	Party A will provide, free of charge, the schoolhouses, school premises, equipments and facilities to Party B for teaching purpose.

1.9	Party A shall enjoy the ownership and supervision power over the school’s assets, and the fixed-assets, equipments and facilities contributed by Party B during the term of Agreement shall be owned by Party A ( other than the equipments and facilities purchased by Party B for the use of daily life and work).

1.10	Party A shall ensure that the teaching buildings in construction be completed in accordance with the contracts formerly signed with the construction organization (including the houses decoration and the water and power supply installment.).

1.11	During the term of Agreement, in principle Party A will not review and approve new vocational education schools and similar schools.

1.12	Party A shall develop enrollment policy and positively cooperate with Party B to carry out enrollment propaganda. Party A shall implement the review, approval and filling system concerning enrollment of schools in other regions and prohibit the teaching staff members of the county to introduce students to schools in other regions.

1.13	Party A shall positively optimize the environment of the school (including the requirement that net-cafes, KTV, poolrooms shall not be established within 200 meters from the school and the requirement that vendors shall not set their stands, etc.).

1.14	Party A shall have the power to adapt macro adjustment and control policy to ensure the coordinated development of general education and vocational education.

1.15	Party A shall, before September 2007, separate junior high school education segment and kindergarten from the present vocational high school. And before such separation, on the basis that the junior high school education segment enjoys the equal financial supports equivalent to other public junior high schools, Party A shall grant Party B cash subsidies of RMB 50 Yuan for each student every year.

2	Party B’s Duties and Rights

2.1	Achieve the objective of school running cooperation set in this Agreement.

2.2	Enjoy the right to independently operate the school granted by the State and report to Party A the specific management plans. Party B shall give full play to the school Party branch, labor union and Teacher's Representative Committee to protect the legitimate rights and interests of school teachers, students and parents of students.

2.3	Enjoy the right of independent operations and management and the right of accrual and distribution of operational funds, the rights of using and planning Party A’s schooling premises, schoolhouses, equipments and facilities (however, the planning schemes can be implemented only after Party A’s approval). During the operations of the school, Party B will enjoy the policies concerning preferential tax and exemption equivalent to public schools.

2.4	Party B will enjoy the right to independently employ teaching staff members. From the year following the jointly schooling cooperation, under the instructions of Party A, Party B shall be responsible for assessing the teaching staff members recruited on a semester or annual basis, and dismiss any teaching staff members unsuitable for their job, provided that the such teaching staff members (supplied by Party A) dismissed by Party B shall not be exceed 2.

2.5	Party B shall accept Party A’s unified management, supervision and business instructions.

2.6	With gradual expansion of the scale of the school, in addition to the teaching staff members of Party A, Party B shall employ other sufficient teaching staff members in accordance with the teacher-student ratio required by the State.

2.7	Party B shall warrant that the welfare of Party A’s teaching staff members who are continuing to be employed is not lower than the present welfare level of Tianquan Vocational High School, the welfare and treatment of teaching staff members shall also gradually increases annually.

2.8	Party B shall be responsible for recommending qualified students to be employed and warrant the employment rate reaches 95% with two-year track management.

2.9	Party B shall be responsible for the creditor’s rights and debts accrued during the cooperation.

2.10	Party B shall be responsible for the safety of the school during the cooperation.

2.11	Party B will continue to fulfill the duties of current vocational education training centre and undertake to provide place, examination supervisors and examination room arrangements to higher education self-study examination, the national higher education exams for self-taught adults and other examinations.(the education training expenses shall be borne by the relevant organizations who organize such trainings, the expenses incurred by examinations shall be borne by Party A).

2.12	Party B shall be responsible for constructing and managing the school in accordance with the standards required for the key provincial vocational high school and ensuring that the school pass the government review (in case the school fails to pass the acceptance check due to that school areas do not reach to the construction standards required for provincial key vocational high schools by Sichuan Province, Party B shall not take the responsibility).

2.13	During the cooperation, Party B shall invest a total sum of more than RMB 12 million used in the fixed assets, equipments and facilities of Tianquan Vocational High School, with more than 6 million of which shall be invested within the first six years. Within one month after this Agreement, Party B shall remit 500 thousand to the account designated by Party A which shall be used in the teaching buildings in construction. Party B shall be responsible for paying the principal and interest of 800 thousand borrowed by the former Tianquan Vocational High School from credit cooperatives through teachers, the payment method of which shall be coordinated by Party A. Party B shall repay 10 thousand of principal every year and pay off the 80 thousand within eight years with corresponding interest incurred every year (including the teacher bonus).

III Scale of School

Party B will warrant achieving the following schooling objectives and scale:

1	The school plans to newly recruit vocational school students of 400 in 2006, 500 in 2007 and 600 in 2008.

2	The number of students studying in the school amounts to 1,500 after 2008, 1,700 after 2009 and 2,000 after 2010.

3	The recruit target of the school running cooperation shall be the students of Tianquan County.

IV Incentive Method

Party A will grant Party B certain form of incentives when Party B accomplishes the task of recruitment and achieves excellent economic results.

V Charge Standard

1	The charge standard will be determined by Party B pursuant to relevant policies, school costs, and combing with actual income status of local residents, and Party A will cooperate with Party B to report such charge standard to the price authorizes for review and approval.

2	Original charge standard shall be still adapted to those students who were recruited before the school running cooperation, while new charge standard shall be adapted to those students who are recruited after the school running cooperation.

VI Liability for Breach of Contract

In case Party A and Party B breach the terms of and conditions of this Agreement, the defaulting party shall pay RMB 300 thousand to the other party as the penalty for breach of contract.

VII Settlement of Disputes

Any dispute arising from the implementation of this Agreement, Party A and Party B shall settle it through friendly consultations. In case such consultations fail, at either party’s request, the People’s Court at either party’s location will govern the dispute.

X Supplemental Rules

1.	Appendix of this Agreement: Filling wage schedule of Tianquan County Vocational High School, relevant insurance schedules stipulated by the State, current welfare conditions, total schedule of school assets, muster rolls of teaching staff members, school operations certificates, Legal Representative qualifications certificates, the agreements concerning junior school education segment and kindergarten separation, the debt repayment agreements of the teaching buildings in construction and the construction contracts of the teaching buildings in construction are all the integral parts of this Agreement and have equal legal effects of this Agreement.

2.	This Agreement will become effective after Party A and Party B set their hands and seal.

3.	There exist ten copies of this Agreement and each Party shall retain one copy, the rest copies shall be filed with relevant authorities. Matters not covered shall be subject to the supplementary agreements signed by Party A and Party B separately.

Party A: Education Bureau of Tianquan County, Sichuan Province   (Stamp)

Legal Representative: Renkang Yang    (Signature)

Party B: Changsha Huanqiu Vocational Secondary School      (Stamp)

Legal Representative: Guangwen He    (Signature)

Date: February 20, 2006